EX-99.2(K)(2)

                         ADMINISTRATION, ACCOUNTING AND
                           INVESTOR SERVICES AGREEMENT


          THIS AGREEMENT is made as of July ___, 2001 by and between LAZARD ALTERNATIVE STRATEGIES COMPANY, L.L.C., a Delaware limited liability company (the "Company"), and PFPC INC., a Massachusetts corporation ("PFPC").

                              W I T N E S S E T H :

          WHEREAS, the Company is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended; and

          WHEREAS, the Company wishes to retain PFPC to provide certain administration, accounting and investor services provided for herein, and PFPC wishes to furnish such services.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

          1.   DEFINITIONS. AS USED IN THIS AGREEMENT:

               (a)  "1933 ACT" means the Securities Act of 1933, as amended.

               (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

               (c) "1940 ACT" means the Investment Company Act of 1940, as amended.

               (d) "AUTHORIZED PERSON" means any officer of the Company and any other person duly authorized by the Company's Board of Managers to give Oral Instructions and Written Instructions on behalf of the Company, including officers of the Investment Manager of the Company. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

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               (e)  "BOARD OF MANAGERS" and "MEMBERS" shall have the same meanings as set forth in the Company's Limited Liability Company Agreement.

               (f)  "CEA" means the Commodities Exchange Act, as amended.

               (g) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

               (h) "ORGANIZATIONAL DOCUMENTS" means the Company's certificate of formation, Limited Liability Company Agreement ("LLC Agreement"), confidential memorandum and other documents constituting the Company.

               (i)  "SEC" means the Securities and Exchange Commission.

               (j) "SECURITIES LAWS" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

               (k) "WRITTEN INSTRUCTIONS" means (i) written instructions signed by an Authorized Person or a person reasonably believed by PFPC to be an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system, access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

          2. APPOINTMENT. The Company hereby appoints PFPC to provide administration, accounting and investor services to the Company, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

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          3.   DELIVERY OF DOCUMENTS. The Company has provided or, where
applicable, will provide PFPC, during the term of this Agreement, with the following:

               (a) if requested by PFPC, certified or authenticated copies of the resolutions of the Company's Board of Managers approving the appointment of PFPC or its affiliates to provide services and approving this Agreement;

               (b) a copy of the Company's current Form N-2 registration statement;

               (c)  a copy of all of the Company's Organizational Documents;

               (d) a copy of any distribution agreement with respect to the Company;

               (e) a copy of any additional administration agreement with respect to the Company;

               (f) a copy of any investor servicing agreement made with respect to the Company; and

               (g) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

          4. COMPLIANCE WITH LAWS. PFPC undertakes to comply with the applicable requirements of the Securities Laws, and with the applicable requirements of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder which are specified in writing by the Company to PFPC and agreed to in writing by PFPC. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Company.

          5.   INSTRUCTIONS.

               (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

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               (b)  PFPC shall be entitled to rely upon any Oral Instructions or
Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement, provided it acts in good faith. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents or this Agreement or of any vote, resolution or proceeding of the Company's Board of Managers or Members, unless and until PFPC receives Written Instructions to the contrary.

               (c) The Company agrees to forward to PFPC, upon request, Written Instructions confirming Oral Instructions given on behalf of the Company (except where such Oral Instructions are given by PFPC or its affiliates) and in such case the Company shall endeavor to ensure that PFPC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear, in good faith, to have been received from an Authorized Person, PFPC shall incur no liability to the Company in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

          6.   RIGHT TO RECEIVE ADVICE.

               (a) ADVICE OF THE COMPANY. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Company.

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               (b)  ADVICE OF COUNSEL. If PFPC shall reasonably be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from such counsel of its own choosing.

               (c) CONFLICTING ADVICE. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PFPC receives from the Company, and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall promptly inform the Company in the event of such conflicts.

               (d) PROTECTION OF PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Company or from counsel and which PFPC reasonably believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action. Nothing in this subsection shall excuse PFPC when an action or omission on the part of PFPC constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by PFPC of any duties, obligations or responsibilities set forth in this Agreement.

          7.   RECORDS; VISITS.

               (a) The books and records pertaining to the Company, which are in the possession or under the control of PFPC, shall be the property of the Company. The Company and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Company, copies of any such books

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and records shall be provided by PFPC to the Company or to an Authorized Person, at the Company's expense. PFPC shall prepare and maintain the books and records in a manner as required by the 1940 Act and the rules and regulations thereunder or as the parties mutually agree.

               (b)  PFPC shall keep the following records:

                    (i) all books and records with respect to the Company's books of account; and

                    (ii) records of the Company's securities transactions.

          8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the

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time it is obtained, unless such knowledge was confidential when obtained by the receiving party; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

          9. LIAISON WITH ACCOUNTANTS. PFPC shall act as liaison with the Company's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Company. PFPC shall take all reasonable action in the performance of its duties under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required or reasonably requested by the Company.

          10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Company, except if such information is created solely by the Company. Notwithstanding the foregoing, if report formats are created at

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the Company's request or direction, such report formats shall be considered to be jointly owned by the parties and each party can freely use such report formats.

          11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

          12. COMPENSATION. As compensation for services set forth herein that are rendered by PFPC during the term of this Agreement, the Company will pay to PFPC a fee or fees as may be agreed to in writing by the Company and PFPC.

          13. INDEMNIFICATION. The Company agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Company. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

          14.  RESPONSIBILITY OF PFPC.

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               (a)  PFPC shall be under no duty to take any action on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by PFPC and the Company in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

               (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section 11) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control provided that PFPC has acted in accordance with the standard of care set forth in Section 14 (a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes in good faith to be genuine.

               (c) Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

               (d) No party may assert a cause of action against PFPC or any of its affiliates more than 12 months after signing of the audit opinion of the Company for the financial

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year during which facts are known to the Company that should have alerted it that a basis for such cause of action might exist.

               (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

               (f) Notwithstanding anything in this Agreement to the contrary, the Company hereby acknowledges and agrees that (i) PFPC, in the course of providing tax-related services or calculating and reporting performance hereunder, may rely upon PFPC's reasonable interpretation of tax positions or its interpretation of relevant circumstances (as determined by PFPC) in providing such tax services and in determining methods of calculating performance to be used, provided that if the Company notifies PFPC that a particular determination is materially adverse to the Company, the parties will seek to agree on a mutually acceptable resolution and subsequently PFPC will perform such duties pursuant to Written Instructions, and that (ii) PFPC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PFPC's gross negligence or willful misconduct.

               (g) Notwithstanding anything in this Agreement to the contrary, without limiting anything in Section 14(f) hereof, the Company hereby acknowledges and agrees that PFPC shall not be liable for any losses or damages of any kind associated with any tax filings with which PFPC has assisted in any way except to the extent such loss or damage is substantially due to PFPC's gross negligence or willful misconduct. It is further agreed that PFPC shall not be found grossly negligent for losses or damages associated with areas of responsibility that, as of the date such losses or damages were caused, had yet to be identified by this Agreement, the mutual agreement of the parties, the judiciary, regulators (or other


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governmental officials) or members of the hedge fund industry as areas for which
PFPC (or any similar service provider) is (or would be) responsible.

          15. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUOUS BASIS. Subject to the supervision and directions from the Company, PFPC will perform the following accounting services:

               (a) Prepare and maintain journals detailing investment, capital and income and expense activities;

               (b) Verify investment buy/sell trade tickets when received from the Company's investment manager (the "Investment Manager");

               (c)  Maintain individual ledgers for investment securities;

               (d)  Maintain historical tax lots for each security;

               (e) Record and reconcile corporate action activity and all other capital changes with the Investment Manger;

               (f) Reconcile cash and investment balances of the Company with the Company's custodian, and provide the Investment Manger with the beginning cash balance available for investment purposes.

               (g) Update the cash availability throughout the day as required by the Investment Manger;

               (h) Calculate and, upon receipt of Written Instructions, arrange for payment of contractual expenses (E.G., advisory and custody fees) in accordance with the Company's confidential memorandum;

               (i) Monitor the expense accruals and notify an officer of the Company of any proposed adjustments;

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               (j)  Control all disbursements and authorize such disbursements from the Company's account with the custodian upon Written Instructions;

               (k)  Calculate capital gains and losses;

               (l)  Determine net income;

               (m) Determine applicable foreign exchange gains and losses on payables and receivables;

               (n) Obtain security market quotes from independent pricing services approved by the Investment Manager, or if such quotes are unavailable, then obtain such prices from the Investment Manager, and in either case calculate the market value and appreciation/depreciation of the Company's investments;

               (o) Transmit or mail a copy of the portfolio valuation to the Investment Manager;

               (p)  Compute net asset values monthly;

               (q) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

          16. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following administration services:

               (a)  Prepare monthly securities transactions listings;

               (b) Supply various normal and customary Company statistical data as reasonably requested by the Company on an ongoing basis;

               (c) Prepare for execution and file the Company's Federal Form 1065 and state tax returns;

               (d)  Assist in the preparation of registration statements;

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               (e)  Transmit or otherwise send to the Company and its Members
(as applicable), to the extent practicable and feasible, requested detailed information related to the Members and the Company, including admission details, income, capital gains and losses, and performance detail;

               (f) Mail Company offering materials to prospective investors upon reasonable request of the Company (provided that in no instance shall PFPC have any responsibility as to whether it was appropriate or legal to provide any offering materials to any person or utility, such responsibility being solely that of the Company);

               (g) Prepare and file the Company's Annual and Semi-Annual Reports with the SEC on Form N-SAR via EDGAR;

               (h) Coordinate printing of the Company's annual and semi-annual shareholder reports; and

               (i) Assist the Custodian in performing its duties under the Custodian Agreement with the Company;

               (j) On receipt of advice from the Investment Manager, instruct the Custodian in relation to the investment and reinvestment of assets of the Company;

               (k) Coordinate contractual relationships and communications between the Company and its contractual service providers;

               (l) Copy the Company on routine correspondence sent to Members as agreed between the Company and PFPC;

               (m) Maintain and tabulate information regarding member votes in accordance with PFPC's standard operating procedures;

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               (n)  Perform such additional administrative duties relating to the administration of the Company as may subsequently be agreed upon in writing between the Company and PFPC.

          17. DESCRIPTION OF INVESTOR SERVICES ON A CONTINUOUS BASIS. PFPC will perform the following functions:

                    (i) Maintain the register of Members and enter on such register all issues, transfers and repurchases of interests in the Company;

                    (ii) Arrange for the calculation of the issue and repurchase prices of interests in the Company in accordance with the Company's LLC Agreement, and arrange for the issue, repurchase and transfer of interests in the Company by Members;

                    (iii) Allocate income, expenses, gains and losses to individual Members' capital accounts in accordance with the Company's LLC Agreement;

                    (iv) Calculate the Incentive Allocation in accordance with the Company's LLC Agreement and reallocate corresponding amounts from the applicable Members' capital accounts to an account maintained on behalf of an affiliate of the Investment Manager (the "Special Member Account");

                    (v) Prepare and mail annually to each Member a Form K-1 in accordance with applicable tax regulations;

                    (vi) Mail tender offers to Members for purposes of executing repurchases, and effecting such repurchases;

                    (vii) Prepare and forward to Members such other reports and correspondence as the Company and PFPC agree from time to time; and

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                    (viii) Prepare and transmit reports to the Company that
identify (a) PFPC's receipt of subscription documents and subscription monies and (b) subscription monies expected but not yet received.

          18. DURATION AND TERMINATION. This Agreement shall be effective on the date first written above and shall continue for a period of one (1) year from such date, and thereafter shall automatically continue for successive annual periods, provided that this Agreement may be terminated by either party on any anniversary of the date first written above by providing at least ninety
(90) days' prior written notice to the other party by certified mail with confirmed receipt. Notwithstanding the foregoing, the Company may terminate this Agreement upon a material breach by PFPC, provided, however, that in the event of such a breach, the Company must first notify PFPC of such breach and its intention to terminate and allow PFPC 30 days from receipt of notice of a material breach to cure such breach. The Company may not terminate for material breach if PFPC cures such breach within the 30 day period. In the event of the termination of this Agreement, PFPC shall cooperate in the orderly transfer of administration duties and records and materials maintained by PFPC on behalf of the Company to a successor service provider (or each successor service provider, if there are more than one). All reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, and all trailing expenses incurred by PFPC, will be borne by the Company.

          19. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

          20. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC

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Financial Services Group, Inc., provided that PFPC gives the Company 30 days'
prior written notice of such assignment or delegation.

          21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes of this Agreement.

          23.  MISCELLANEOUS.

               (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

               (b) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Company agrees not to make any modifications to its registration statement or Organizational Documents or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

               (c) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

               (d) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.

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               (e)  PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

               (f) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               (g) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Company or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

               (h) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

               (i) NOTICES. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Company or the Investment Manager, at 30 Rockefeller Plaza, New York, New York 10112-6300, Attention: Daniel Federmann or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed

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to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.




                                            PFPC INC.


                                            By:
                                               ------------------------------
                                               Title:

                                            LAZARD ALTERNATIVE STRATEGIES
                                            COMPANY, LLC


                                            By:
                                               ------------------------------
                                               Title: